Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LendingTree, Inc. of our report dated February 28, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in LendingTree, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
August 5, 2019